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                                             May 4, 2007

Sentinel Group Funds, Inc.
One National Life Drive
Montpelier, VT 05604

The Advisors' Inner Circle Fund
One Freedom Valley Drive
Oaks, PA 19456

     Re: Reorganization of Sentinel Georgia Municipal Bond Fund
         and Synovus Georgia Municipal Bond Fund
         ______________________________________________________

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the acquisition by Sentinel Georgia Municipal Bond Fund (the "Acquiring Fund"), an open-end registered management investment company organized as a series of Sentinel Group Funds, Inc., a Maryland corporation (the "Corporation"), of substantially all of the assets of Synovus Georgia Municipal Bond Fund (the "Target Fund"), an open-end registered management investment company organized as a separate series of The Advisors' Inner Circle Fund, a Massachusetts trust (the "Trust"), and the simultaneous distribution of newly-issued Class A and Class I shares of common stock, par value $0.01 per share, of the Acquiring Fund to Target Fund shareholders (the "Reorganization"). After the Reorganization, the Target Fund will cease to operate and will have all of its shares cancelled under Massachusetts law.

     This opinion letter is furnished pursuant to (i) the sections entitled "Description of the Reorganizations" in the Joint Proxy Statement and Prospectus, dated December 18, 2006, contained in the Registration Statement on Form N-14 (File No. 333-139447) of Sentinel Group Funds, Inc., as amended and supplemented to date (the "N-14 Registration Statement"), and (ii) Section 8.5 of the Plan of Reorganization, dated as of December 13, 2006, as amended February 13, 2007, by and between the Corporation, on behalf of Acquiring Fund, the Trust, on behalf of Target Fund, and, solely with respect to the assumption of certain liabilities under paragraph 1.4 thereof, Synovus Investment Advisors, Inc. ("SIAI") (such plan, the "Plan"), as a condition of closing. All terms used herein, unless otherwise defined, are used as defined in the Plan.

     In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the N-14 Registration Statement and (c) certain representations concerning the Reorganization made by the Acquiring Fund, the Target Fund and SIAI in letters dated May 4, 2007 (together, the "Representations").


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Sentinel Group Funds, Inc.
The Advisors' Inner Circle Fund
May 4, 2007
Page 2

     Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

1. The acquisition by the Acquiring Fund of substantially all of the assets of the Target Fund, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Acquiring Fund and the Target Fund will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

2. In accordance with section 361 of the Code, the Target Fund will not recognize any gain or loss either on the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund common stock or on the simultaneous distribution of the Acquiring Fund common stock to Target Fund shareholders.

3. Under section 1032 of the Code, the Acquiring Fund will not recognize gain or loss as a result of the Reorganization.

4. In accordance with section 354(a)(1) of the Code, shareholders of the Target Fund will recognize no gain or loss on the exchange of their shares of Target Fund common stock solely for Acquiring Fund common stock.

5. The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets to the Target Fund immediately before the Reorganization under section 362(b) of the Code.

6. Under section 358 of the Code, the aggregate basis of the shares of Acquiring Fund common stock, including fractional shares, received by each shareholder of the Target Fund will be the same as the aggregate basis of the shares of Target Fund common stock exchanged pursuant to the Reorganization.

7. Under section 1223 of the Code, the holding period of the shares of Acquiring Fund common stock received in the Reorganization will include the holding period of the shares Target Fund common stock exchanged pursuant to the Reorganization, provided that such shares of Target Fund common stock were held as a capital asset on the date of the Reorganization.

8. Under section 1223 of the Code, the holding period of the assets acquired by the Acquiring Fund from the Target Fund will include the period during which such assets were held by the Target Fund.


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Sentinel Group Funds, Inc.
The Advisors' Inner Circle Fund
May 4, 2007
Page 3

9. Under section 381 of the Code and the regulations of the Department of the Treasury issued thereunder, the Acquiring Fund will be treated as a continuation of the Target Fund and, as a result, the Target Fund's tax identification number will survive and the tax year of the Target Fund will continue in the name of the Acquiring Fund.

     Our opinion represents our best legal judgment with respect to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate. Our opinion considers the effect of the assumption of liabilities by SIAI pursuant to paragraph 1.4 of the Plan on the tax treatment of the Reorganization, but does not address the tax treatment of such assumption of liabilities.

     We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees, their respective Boards, and the shareholders of Target Fund in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                             Very truly yours,